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FOR IMMEDIATE RELEASE               FOR FURTHER INFORMATION CONTACT:
May 10, 1996                        Jorn Budde, Chief Executive Officer
                                    Keith Ford, Vice President Finance
                                    Jim Drewitz, Investor Relations
                                    817/491-2992


                   THE UNIMARK GROUP, INC. ANNOUNCES CLOSING
                           OF TWO MAJOR ACQUISITIONS

Argyle, Texas May 10, 1996 -- The UniMark Group, Inc. (Nasdaq NMS symbol:
"UNMG") announces that it has acquired all of the outstanding shares of capital stock of Grupo Industrial Santa Engracia ("GISE") in exchange for 782,614 shares of UniMark Common Stock. In addition, UniMark agreed to pay an additional $8 million during the next four years if GISE achieves certain financial targets. GISE operates juice plants located in Victoria, Tarmaulipas Mexico and Poza Rica, Veracruz Mexico in the heart of major citrus growing regions. For fiscal 1995, GISE reported net sales of approximately $13,915,000.

Also, UniMark acquired all of the outstanding shares of capital stock of Simply Fresh Fruit, Inc., a fruit processing and distribution company located in Los Angeles, California in a transaction valued at approximately $5 million. Simply Fresh's sales are primarily to the foodservice industry in the Western United States. For 1995, Simply Fresh reported net sales of approximately $8.9 million.

The UniMark Group, Inc. is a vertically integrated citrus and tropical fruit growing, processing, marketing and distribution company with operations in Mexico, the United States and Canada.